Exhibit H

CONTRIBUTION AGREEMENT

March 23, 2023

This Contribution Agreement (this “Agreement”) is being entered into as of March 23, 2023 between Econovation, LLC, a limited liability company organized under the laws of Delaware (the “Company”), and SK ecoplant Co., Ltd., a private company limited organized under the laws of the Republic of Korea (“SK”).

In light of (a) SK’s payment of $310,957,102 to Bloom Energy Corporation (“Bloom”) for 13,491,701 shares of Series B Redeemable Convertible Preferred Stock of Bloom, pursuant to the Securities Purchase Agreement, dated as of October 23, 2021 (as amended, the “SPA”), between SK and Bloom, and (b) SK’s directing of Bloom to issue the shares in the name of the Company, pursuant to the SPA, the Early Close Agreement, dated as of February 27, 2023, among SK, Bloom and the Company and the Amendments to the Securities Purchase Agreement, dated as of March 20, 2023, between SK and Bloom, the Company hereby issues to SK 13,491,701 of its Common Membership Interests, pursuant to the Limited Liability Company Agreement, dated as of November 15, 2022, of the Company.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

[signature page follows]

This Agreement is executed as of the date first set forth above.

ECONOVATION, LLC

By:	SK ecoplant Co., Ltd., as the sole Member and Manager of Econovation, LLC

By:	/s/ Seongjun Bae
Name:	Seongjun Bae
Title:	Representative

SK ECOPLANT CO., LTD.

By:	/s/ Wangjae (Justin) Lee
Name:	Wangjae (Justin) Lee
Title:	Managing Director of Eco Energy BU

[Signature Page to Contribution Agreement]